Exhibit 10.2

April 22, 2026

Drugs Made in America Acquisition II Corporation

EXECUTIVE CAPACITY AND COMPENSATION STRUCTURE:

The parties acknowledge that Roger E. Bendelac serves as Chief Executive Officer of the Company in his individual capacity and not as a consultant or independent contractor.

Aleutian Equity Holdings LLC is designated solely as a compensation and payment vehicle through which compensation payable to Roger E. Bendelac shall be directed for administrative, tax, and structuring purposes.

All services are performed exclusively by Roger E. Bendelac in his capacity as Chief Executive Officer.

EXISTING ROLE:

The parties acknowledge that the executive role existed prior to this Agreement and this Agreement formalizes compensation only.

COMPENSATION:

Fees shall be $4,500 per month, with $2,500 payable and up to $2,000 deferred solely due to cash flow constraints, accruing as a binding obligation.

PAYMENT TERMS:

Invoices issued month-end and payable within five (5) business days.

EQUITY COMPENSATION:

The Service Provider shall receive 250,000 shares as designated recipient.

Such shares shall be earned and vested upon execution of a definitive Business Combination agreement and constitute a binding obligation not subject to modification.

Shares shall be issued at closing and no later than ten (10) business days thereafter, with full economic benefit preserved regardless of transaction structure.

INDEMNIFICATION:

The Company shall indemnify against all claims including securities-related claims except for gross negligence or misconduct.

DISPUTE RESOLUTION:

Mediation followed by binding arbitration under AAA or JAMS in New York. Judgment enforceable in courts.

GOVERNING LAW: New York

AGREED AND ACCEPTED:

/s/ Saleem Elmasri

Drugs Made in America Acquisition II Corporation
By: Saleem Elmasri (CFO)

/s/ Roger E. Bendelac

Aleutian Equity Holdings LLC
By: Roger E. Bendelac